Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gateway Financial Holdings, Inc.

Virginia Beach, Virginia

We consent to the use of our reports dated March 10, 2008, with respect to the consolidated financial statements of Gateway Financial Holdings, Inc. and subsidiary, and the effectiveness of internal control over financial reporting of Gateway Financial Holdings, Inc. and subsidiary, for the year ended December 31, 2007 included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission, and included herein and to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus.

Dixon Hughes PLLC

Greenville, North Carolina

November 7, 2008